Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-272062 and 333-238543) on Form S-8 of our reports dated February 12, 2026, with respect to the consolidated financial statements of Insight Enterprises, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Phoenix, Arizona
February 12, 2026